Exhibit 99.1

FOR IMMEDIATE RELEASE

Catalyst Pharmaceuticals Announces Notice of Allowance of U.S. Patent Application for the

Reduction or Elimination of Visual Field Defects by Treating Patients with CPP-115

CORAL GABLES, FL, November 24, 2014 — Catalyst Pharmaceutical Partners, Inc. (Catalyst Pharmaceuticals) (Nasdaq: CPRX), a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, today announced that the United States Patent and Trademark Office (USPTO) has issued a Notice of Allowance for U.S. Patent Application Serial Number 13/581,187. The patent application is generally directed to methods reducing visual field defects and intramyelinic edema resulting from the use of a GABA-aminotransferase inhibitor by using CPP-115, a new and novel GABA-AT inactivator, to treat neurological or psychological disorders.

A Notice of Allowance is issued after the USPTO makes a determination that a patent can be granted from an application upon payment of the issue fee. Catalyst expects the patent to issue in the next few months. Once issued, the patent would be expected to expire no earlier than its twenty-year term in 2032. The Notice of Allowance and the allowed claims for this application are posted on the USPTO public PAIR website.

This patent covers CPP-115 for neurological and psychological uses until 2032, and perhaps longer with extensions allowed under the Patent Term Restoration Act. This patent is also pending in the EU. Catalyst remains optimistic that the pending EU patent will also issue with similar claims in order to confer similar protection and ultimately exclusivity in the EU.

Catalyst is the exclusive licensee from Northwestern University for U.S. patent number 6,794,413 covering the composition of matter for CPP-115.

Patrick J. McEnany, Chairman and Chief Executive Officer of Catalyst, commented, “A strong intellectual property estate has always been a fundamental objective of the Company and we are pleased by the Notice of Allowance for this patent application, which further enhances Catalyst’s intellectual property around our drug candidate CPP-115.”

About Catalyst Pharmaceuticals

Catalyst Pharmaceuticals is a biopharmaceutical company focused on developing and commercializing innovative therapies for people with rare debilitating diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, recently completed testing in a global, multi-center, pivotal Phase 3 trial and announced positive top-line data. Firdapse™ for the treatment of LEMS, has received Breakthrough Therapy Designation from the U.S. Food and Drug Administration (FDA). Firdapse™ is the first and only European approved drug for symptomatic treatment in adults with LEMS.

Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder and Tourette Syndrome. CPP-115 has been granted U.S. orphan drug designation for the treatment of infantile spasms by the FDA and has been granted E.U. orphan medicinal product designation for the treatment of West Syndrome by the European Commission.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including whether CPP-115 will be safe for use in humans, whether CPP-115 will be effective for the treatment of Tourette Syndrome, post-traumatic stress disorder, infantile spasms or other neurological indications, whether CPP-115 will ever be approved for commercialization, and those other factors described in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

Investor Contact Brian Korb The Trout Group LLC (646) 378-2923 bkorb@troutgroup.com	Company Contact Patrick J. McEnany Catalyst Pharmaceuticals Chief Executive Officer (305) 529-2522 pmcenany@catalystpharma.com

Media Contacts

David Schull

Matt Middleman, M.D.

Russo Partners

(212) 845-4271

(212) 845-4272

david.schull@russopartnersllc.com

matt.middleman@russopartnersllc.com

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